Exhibit 99.1

Atrion Corporation
One Allentown Parkway
Allen, TX 75002

Atrion [logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

ATRION CORPORATION INCREASES QUARTERLY
CASH DIVIDEND BY 17%

Stock Repurchase Program Updated

ALLEN, Texas (August 16, 2011) – Atrion Corporation (NASDAQ: ATRI) today announced that its Board of Directors has approved an increase in the Company’s quarterly cash dividend from 42 cents per share to 49 cents per share.  Specifically, the Company’s Board of Directors declared a quarterly dividend of 49 cents per share on the Company’s outstanding shares of common stock, payable on September 30, 2011 to stockholders of record at the close of business on September 15, 2011.

The Company also announced that its Board of Directors updated the Company’s stock repurchase program, which was adopted in April 2000 and authorized the repurchase of up to 200,000 shares of the Company’s common stock.  A total of 58,105 shares remained eligible for repurchase under the April 2000 program.  The Board of Directors terminated that program, and reset the purchase level under the updated program back to a maximum of 200,000 shares.  Under the program, the Company may purchase shares of its common stock from time to time in open market and privately-negotiated transactions.  The timing of repurchases and the number of shares repurchased will be dependent on a variety of factors, including stock price, corporate and regulatory requirements and market and business conditions.  The repurchase program does not require the Company to repurchase any specific number of shares and may be terminated at any time.

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion’s expectations regarding repurchases of its common stock pursuant to its stock repurchase program.  Words such as “expects,” “believes,” “anticipates,” “intends,” “should,” “plans,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results  or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800